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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                Current Report
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) - June 12, 1998


                                DATA RACE, INC.
            (Exact name of registrant as specified in its charter)

                                     TEXAS
                (State or other jurisdiction of incorporation)

             0-20706                                   74-2272363
     (Commission File Number)             (I.R.S. Employer Identification No.)


                              12400 NETWORK BLVD.
                           SAN ANTONIO, TEXAS 78249
                                (210) 263-2000
         (Address of Principal Executive Offices and Telephone Number,
                             Including Area Code)
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ITEM 5.  OTHER EVENTS.

In connection with the purchase from DATA RACE, Inc. (the "Company") in November 1997 of $5,000,000 of DATA RACE, Inc. 1997 Series C Convertible Participating Preferred Stock ("Preferred Stock") and Warrants by four investment firms (the "Investors"), the Investors agreed to purchase, subject to certain conditions, an additional $3,000,000 of Preferred Stock and Warrants at a second closing. The Company and the Investors had previously agreed to defer such second closing to June 10, 1998, because of the dilution caused by the Company's stock price. On June 10, 1998, the Investors informed the Company of their belief that, because of the continuing decline in the Company's stock price, such funding would not be in the best interests of the Company's shareholders or the Investors and that the Company did not have the required number of authorized and reserved shares in excess of current conversion requirements. The Company continues to have concerns regarding the significant dilution that would occur as a result of the second funding. As a result, the Company does not expect the second funding to occur.

The Company continues in discussion with potential investors seeking additional funding; however, there can be no assurance that such funding will be obtained. As discussed in the Company's Forms 10-K and 10-Q, failure to obtain required financing would have a material adverse impact on the Company's business.



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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     DATA RACE, Inc.


Date:  June 12, 1998                 By:  /S/  Gregory T. Skalla
                                        ---------------- ----------------------
                                        Gregory T. Skalla,
                                        Vice President-Finance, Chief Financial
                                        Officer, Treasurer and Secretary




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